Exhibit 10.3

November 14, 2021Via email to mszot@swseedco.com

Matthew K. Szot

7013 Cattail Place

Carlsbad, CA 92011

Re:Separation and Consulting Agreement

Dear Matthew:

This letter sets forth the substance of your separation and consulting agreement (the “Agreement”) with S&W Seed Company (the “Company”).

1.Separation. Pursuant to your resignation, your employment with the Company will end on November 15, 2021 (the “Separation Date”). You further agree that you have resigned from all positions and terminated any relationships as an employee, advisor, officer or director with the Company and any of its parents, subsidiaries and affiliates, each effective on the Separation Date.

2.Accrued Wages and Paid Time Off; 401k. On the Separation Date, the Company will pay you all accrued wages, and all accrued and unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings. You will be compensated for outstanding fees relating to your service on the Board of Directors of S&W Seed Company Australia Pty Ltd in an amount totaling $1,000. You are entitled to these payments regardless of whether or not you sign this Agreement. To the extent not already done, the Company will true up its matching of your 401(k) benefits for calendar year 2021, subject to and in accordance with the Company’s plan and policy.

3.Severance Benefits. If you: (i) sign and return this Agreement to the Company on or within twenty-one (21) days after the Separation Date; (ii) allow the releases contained herein to become effective; (iii) remain available after your Separation Date to answer any questions from the Company regarding your previous job duties; and (iv) comply with all of your legal and contractual obligations to the Company, then in full satisfaction of the Amended and Restated Employment Agreement between you and the Company dated as of September 27, 2021, the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a)Salary Continuation. The Company will pay you, as severance, an amount equivalent to twelve (12) months of your current base salary (in the total amount of $325,000), subject to required payroll deductions and tax withholdings (the “Salary Continuation”). The Salary Continuation will be paid to you in installments according to the Company’s regular payroll schedule beginning after the Effective Date (as defined below).

(b)Target Cash Bonus. In addition, the Company will pay you your full target cash bonus for fiscal year 2022 (in the total amount of $243,750), less standard deductions and withholdings, paid in a lump sum as soon as practicable after the Effective Date (as defined below).

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(c)Equity Acceleration and Option Exercise Extension. Upon the Effective Date, (A) all of the outstanding stock options, restricted stock units or other equity awards you currently hold with respect to the Company’s Common Stock shall accelerate and vest such that 100% of such equity awards shall be deemed vested and fully exercisable and (B) each of your then-outstanding stock options shall remain exercisable until the earlier of (i) twelve (12) months after the Separation Date, and (ii) such stock option’s original expiration date. Your equity awards shall continue to be governed by the terms of the applicable grant notices, equity award agreements and the Company’s 2019 Equity Incentive Plan, as amended, or the Company’s Amended and Restated 2009 Equity Incentive Plan, as amended, as applicable. Except as provided herein, vesting of your equity awards will cease as of the Separation Date.

(d)Health Insurance; COBRA. Provided that you or your covered dependents, as the case may be, timely elect continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay the COBRA, or state continuation coverage, premiums for the coverage that the Company was paying for as of the Separation Date, to continue your (and your covered dependents’, as applicable) health insurance coverage in effect on the Separation Date until the earliest of: (1) the end of the twelfth (12th) month following the Separation Date; (2) the date when you become eligible for group health insurance coverage in connection with new employment or self-employment; or (3) the date you cease to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the Separation Date through the earlier of (1)-(3), (the “COBRA Premium Period”)). In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay you on the last day of each remaining month of the COBRA Premium Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Premium Period. You may (but are not obligated to) use such payments toward the cost of your COBRA premiums.

(e)Consulting Agreement. As part of this Agreement, the Company agrees to engage you as a Consultant, pursuant to the following terms and conditions (the “Consulting Relationship”):

(i)Consulting Period. The Consulting Relationship will be deemed to have commenced on the Separation Date and will continue for a period of three (3) months following the Separation Date (i.e. February 14, 2022), unless terminated earlier pursuant to Section 3(e)(vii) below (the “Consulting Period”). The Consulting Period can only be extended by a writing signed by you and the Company’s CEO.

(ii)Consulting Services. You agree to provide consulting services to the Company in any area of your expertise, including but not limited to, providing transition services as requested by the Company, and completing other assignments as requested (the “Consulting Services”). You agree to exercise the highest degree of professionalism and utilize your expertise and

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creative talents in performing these services. You agree to make yourself available to perform such Consulting Services throughout the Consulting Period, on an as-needed basis, although unless otherwise mutually agreed upon in writing by you and the Company, the Consulting Services provided by you to the Company shall not exceed ten (10) hours per week for the duration of the Consulting Period. You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company. When providing such services, you shall abide by the Company’s policies and procedures.

(iii)Independent Contractor Relationship. Your relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. Other than your COBRA rights, you will not be entitled to any of the benefits that the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships.

(iv)Consideration for Consulting Services; Consulting Fees. During the Consulting Period, you will be compensated at a mutually agreeable rate for your Consulting Services (the “Consulting Fees”). You will submit detailed invoices of your Consulting Services on a monthly basis, and the Company will provide payment of any owed Consulting Fees within thirty (30) days after receipt of such invoices. The Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will report your Consulting Fees on an IRS Form 1099. You acknowledge that you will be entirely responsible for payment of any taxes that may be due with regard to the Consulting Fees, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacities, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fees (with the exception of the employer’s share of social security, if any). The Company encourages you to obtain professional advice from an advisor of your choice with respect to the tax treatment of, and any and all tax issues with respect to, the Consulting Fees.

(v)Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the authorization of the Company’s CEO. Further, except as part of your Consulting Services, you agree not to represent or purport to represent the Company in any manner whatsoever to any third party (including but not limited to customers, potential customers, investors, business partners or vendors), unless authorized by the Company’s CEO to do so.

(vi)Confidential Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose, other than in furtherance of the Consulting Services, any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other

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intellectual property developed in the course of performing the Consulting Services. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(vii)Early Termination of Consulting Period. Without waiving any other rights or remedies, the Company has the immediate right to terminate the Consulting Relationship if the Company determines that you have breached this Agreement (including any breach of any of the representations, warranties or Consulting Service commitments made by you in this Agreement) or your continuing obligations owed to the Company (including, but not limited to, the obligations in Section 6, Section 7, Section 12 and the PIICA (as defined below)). Additionally, each party has the right to terminate the Consulting Relationship at time and for any reason, upon ten (10) days’ advance written notice to the other respective party.

(viii)Other Work Activities / Representations. Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your Consulting Services for the Company, so long as such activities do not present a conflict of interest with the Company’s business or interfere with your continuing obligations owed to the Company. In the event that it is unclear to you whether a particular activity would breach this commitment, you agree to contact the Company’s CEO to seek clarification. You represent and warrant that you are self-employed in an independently established trade, occupation, or business, maintains and operate a business that is separate and independent from the Company’s business, hold yourself out to the public as independently competent and available to provide applicable services similar to the Consulting Services, have obtained and/or expect to obtain clients or customers other than the Company for whom you will perform services, and will perform work for the Company that you understand is outside the usual course of the Company’s business.

(f)Legal Fees Incurred in Negotiating the Agreement. You shall be reimbursed for your reasonable legal fees incurred in negotiating and drafting this Agreement, up to a maximum of up to $1,500, subject to your submission of a detailed invoice from legal counsel retained by you in connection herewith in your final documented expense reimbursement statement.

4.No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, and will not earn by the Separation Date, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

5.Expense Reimbursements. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

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6.Return of Company Property. On or within ten (10) days after the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Without limiting the generality of the foregoing or your confidentiality obligations to the Company, you may retain your Company-issued computer following the Separation Date, provided that you shall first be required to provide the Company with access to your Company-issued computer in order to perform necessary imaging, security, and access measures. You represent that you have made a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within ten (10) days after the Separation Date, you will permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part). Following your return of Company property pursuant to this Section, the Company may permit you to receive and/or use certain documents, equipment, and/or information reasonably necessary to perform the Consulting Services, all of which you shall return to the Company by the last day of the Consulting Period, or earlier upon the Company’s request, without retaining any copies or embodiments (in whole or in part). You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits described above.

7.Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; and (b) you may disclose this Agreement pursuant to a government investigation, if necessary to enforce its terms, or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee. Notwithstanding any provision in this Agreement to the contrary, nothing herein shall prevent you from disclosing the fact or terms of this Agreement as part of any government investigation, or prohibit you from filing a charge, complaint, or report with, or otherwise communicating with, providing information to, or cooperating, or participating with any investigation or proceeding by or before the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local government agency or commission.

8.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

9.Release of Claims.

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(a)General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with or services for the Company, or the termination of that employment or those services; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c)Excluded Claims & Protected Rights. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to the Company’s charter documents, any written indemnification agreement with the Company to which you are a party, or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. Additionally, while this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

(d)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and

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(v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

(e)Company Release. The Company hereby and forever releases you from any and all claims, liabilities or obligations that the Company may possess against you, relating to any matters of any kind, arising from any omissions, acts, facts, or damages that have occurred up until and including the date the Company signs this Agreement, including without limitation any and all claims relating to or arising from your employment relationship with the Company and the termination of that relationship. This release does not extend to claims arising at any time from your contractual and statutory obligations to the Company, including without limitation your obligations to refrain from the unauthorized use or disclosure of proprietary or trade secret information belonging to the Company; nor to any claims arising at any time from your willful misconduct which causes material injury to the Company; nor to any claims that cannot be released as a matter of law.  The Company represents that it has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

10.Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you and the Company at present, you and the Company acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your and the Company’s release of claims herein, including but not limited to your and the Company’s release of unknown claims.

11.Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

12.Continuing Obligations; Non-Disparagement; Mitigation. You acknowledge and reaffirm your continuing obligations under your signed Proprietary Information, Invention and Confidentiality Agreement (“PIICA”), attached hereto as Exhibit A and which is incorporated herein by reference, and agree to abide by those continuing obligations. You also agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company agrees to instruct its current executive officers and members of the Company’s Board of Directors (the “Non-Disparagement Parties”) not to disparage you in any manner likely to be harmful to your business reputation or personal reputation; provided that the Non-Disparagement Parties may respond accurately and fully to any question, inquiry or request for information when

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required or permitted by legal process. You understand that the obligations under the foregoing sentence extend only to the Company’s current executive officers and members of its Board of Directors, and only for so long as they are executive officers or directors of the Company. The Severance Benefits described above shall immediately cease, and no further payments or benefits shall be made or provided, in the event that you materially breach Section 6, Section 7, this Section 12 or the PIICA (provided, however, that your right to Severance Benefits will be restored, and any omitted payments will be made to you promptly, if the Board of Directors of the Company (the “Board”), in its reasonable good faith judgment, determines that such breach is curable, and you cure the breach to the reasonable satisfaction of the Board within 30 days of having been notified thereof. You agree to cooperate with the Company and to provide timely notice as to your activities following the Separation Date so that the Company may monitor your obligation under this Section 12.

13.Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. Signatures on this Agreement communicated by facsimile or other similar electronic transmission or a digital signature provided through DocuSign (or some other similar service) shall be considered an original signature, and the use of electronic signatures and the keeping of records in electronic form be granted the same legal effect, validity, or enforceability as a signature affixed by hand or the use of a paper-based record keeping system to the extent and as provided for in any applicable law including the Federal Electronic Signatures in Global and National Commerce Act, California digital signature regulations, or any other similar state laws based on the Uniform Electronic Transactions Act.

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

We look forward to continuing to work with you during the Consulting Period and wish you the best in your future endeavors.

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Sincerely,

S&W Seed Company

By:/s/ Mark Wong

Mark Wong

CEO

Exhibit A – Proprietary Information, Invention and Confidentiality Agreement

I have read, understand and agree fully to the foregoing Agreement:

/s/ Matthew K. Szot

Matthew K. Szot

11/14/2021

Date

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Exhibit 10.3

Exhibit A

Proprietary Information, Invention and Confidentiality Agreement

(attached)

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